EXHIBIT H(3)

                            ADMINISTRATION AGREEMENT


       THIS ADMINISTRATION AGREEMENT, dated as of this 8th day of August, 2002, (the "Agreement"), between THIRD AVENUE MANAGEMENT LLC, a Delaware limited liability company ("TAM") and THIRD AVENUE TRUST (the "Fund"), an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

       WHEREAS, the Fund desires to retain TAM to render certain administrative services with respect to each investment portfolio listed in Schedule A hereto, as the same may be amended from time to time by the parties hereto (collectively, the "Portfolios"), and TAM is willing to render such services;

                                   WITNESSETH:

       NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

Article  1        DEFINITIONS.

       1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

              (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

              (b) "Authorized Person" shall be deemed to include (i) any officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to TAM from time to time.

              (c) "Board Members" shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.

              (d) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

              (e)    "Commission"   shall  mean  the   Securities  and  Exchange
       Commission.

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              (f)    "Custodian"  refers to any  custodian  or  subcustodian  of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custody Agreement.

              (g) "1933 Act" shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as amended from time to time.

              (h) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

              (i) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by TAM from a person reasonably believed by TAM to be an Authorized Person.

              (j) "Portfolio" shall mean each separate series of shares offered by the Fund representing interests in a separate portfolio of securities and other assets.

              (k) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the 1933 Act and the 1940 Act.

              (l) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

              (m) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Fund.

              (n) "Written Instructions" shall mean a written communication signed by a person reasonably believed by TAM to be an Authorized Person and actually received by TAM. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article  2        APPOINTMENT OF TAM.

       The Fund hereby appoints TAM to act as Administrator of the Fund on the terms set forth in this Agreement. TAM accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

Article  3        DUTIES OF TAM.

       3.1 TAM shall be responsible for the following: performing the customary services of an Administrator, including treasury and blue sky for the Fund, as more fully described in the

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written  schedule of Duties of TAM annexed hereto as Schedule B and incorporated herein, and subject to the supervision and direction of the Fund.

       3.2 In performing its duties under this Agreement, TAM: (a) will act in accordance with the Articles of Incorporation, By-Laws, Prospectuses and with the Oral Instructions and Written Instructions of the Fund and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Fund, as necessary and appropriate. Furthermore, TAM shall not, pursuant to this Agreement, have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund or any of its Portfolios and shall not provide any investment advisory services to the Fund or any of its Portfolios.

       3.3 In addition to the duties set forth herein, TAM shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and TAM.

Article 4         RECORDKEEPING AND OTHER INFORMATION.

       4.1 TAM shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule B in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by TAM for the periods and in the places required by Rule 31a-2 under the 1940 Act.

       4.2 To the extent required by Section 31 of the 1940 Act, TAM agrees that all such records prepared or maintained by TAM relating to the services to be performed by TAM hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

Article 5         FUND INSTRUCTIONS.

       5.1 TAM will have no liability when properly acting upon Written or Oral Instructions reasonably believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund.

       5.2 At any time, TAM may request Written Instructions from the Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action properly taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for TAM. Written Instructions requested by TAM will be provided by the Fund within a reasonable period of time.

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       5.3    TAM,  its  officers,  agents  or  employees,   shall  accept  Oral
Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect TAM's right to rely on Oral Instructions.

Article  6        COMPENSATION.

       6.1 TAM will from time to time employ or associate with itself such person or persons as TAM may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both TAM and the Fund. The compensation of such person or persons shall be paid by TAM and no obligation shall be incurred on behalf of the Fund in such respect.

       6.2 TAM shall not be required to pay any of the following expenses incurred by the Fund: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to Federal, state and other governmental agencies; fees of Board Members of the Fund who are not affiliated with TAM; outside auditing expenses; outside legal expenses; Blue Sky registration or filing fees; or other expenses not specified in this Section 6.2 which are properly payable by the Fund. TAM shall not be required to pay any Blue Sky registration or filing fees unless and until it has received the amount of such fees from the Fund.

       6.3    The  Fund  will   compensate  TAM  for  the   performance  of  its
obligations hereunder in accordance with the fees and other charges set forth in the written Fee Schedule annexed hereto as Schedule C and incorporated herein.

       6.4 In addition to those fees set forth in Section 6.3 above, the Fund agrees to pay, and will be billed separately for, out-of-pocket expenses actually incurred by TAM in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule D and incorporated herein. Schedule D may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by TAM in the performance of its obligations hereunder.

       6.5 The Fund agrees to pay all fees, charges and out-of-pocket expenses to TAM by Federal Funds Wire within fifteen (15) business days following the receipt of the respective invoice. In addition, with respect to all fees under this Agreement, TAM may charge a service fee equal to the lesser of (i) one and one half percent (1 1/2%) per month or (ii) the highest interest rate legally permitted on any past due invoiced amounts, provided however, the foregoing service fee shall not apply if the Fund in good faith legitimately disputes any invoice amount in which case the Fund shall do the following within thirty (30) days of the postmark date: (a) pay TAM the undisputed amount of the invoice; and (b) provide TAM a detailed written description of the disputed amount and the basis for the Administrator's dispute with such amount. In addition, the

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Fund shall  cooperate with TAM in resolving  disputed  invoice  amounts and then promptly paying such amounts determined to be due.

       6.6 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C a revised Fee Schedule executed and dated by the parties hereto.

Article  7        [RESERVED]

Article  8        FUND ACCOUNTING SYSTEM.

       8.1 TAM shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by TAM in connection with the services provided by TAM to the Fund herein (the "TAM System").

       8.2 TAM hereby grants to the Fund a limited license to the TAM System for the sole and limited purpose of having TAM provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

       8.3 In the event that the Fund, including any affiliate or agent of the Fund or any third party acting on behalf of the Fund is provided with direct access to the TAM System, such direct access capability shall be limited to direct entry to the TAM System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry and any other non-conforming method of transmission of information to the TAM System is strictly prohibited without the prior written consent of TAM.

Article 9         REPRESENTATIONS AND WARRANTIES.

       9.1    TAM represents and warrants to the Fund that:

              (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of New York;

              (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

              (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement; and

              (d) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

       9.2    The Fund represents and warrants to TAM that:

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              (a)    it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized;

              (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement; and

              (c) all corporate proceedings required have been taken to authorize it to enter into this Agreement.

Article  10       INDEMNIFICATION.

       10.1 The Fund shall indemnify and hold TAM harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against TAM or for which TAM may be held to be liable in connection with this Agreement or TAM's performance hereunder (a "Claim"), unless such Claim resulted from a negligent act or omission to act or bad faith by TAM in the performance of its duties hereunder.

       10.2 TAM shall indemnify and hold the Fund harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Fund or for which the Fund may be held to be liable in connection with this Agreement (a "Claim"), provided that such Claim resulted from a negligent act or omission to act, bad faith, willful misfeasance or reckless disregard by TAM in the performance of its duties hereunder.

       10.3 In any case in which one party (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnified Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

       10.4 Any claim for indemnification under this Agreement must be made prior to the earlier of:

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              (a)    one year after the  Indemnified  Party becomes aware of the event for which indemnification is claimed; or

              (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

       10.5 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be TAM's sole and exclusive remedy for claims or other actions or proceedings to which the Fund's indemnification obligations pursuant to this Article 10 may apply.

Article 11        STANDARD OF CARE.

       11.1 TAM shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by TAM's own negligence, bad faith or willful misconduct or that of its employees.

       11.2 Neither party may assert any cause of action against the other party under this Agreement that accrued more than three (3) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

       11.3 Each party shall have the duty to mitigate damages for which the other party may become responsible.

       11.4 Without in any way limiting the foregoing, in the event TAM shall provide Blue Sky services to the Fund, TAM shall have no liability for failing to file on a timely basis any material to be provided by the Fund or its designee that it has not received on a timely basis from the Fund or its designee, nor shall TAM have any responsibility to review the accuracy or adequacy of materials it receives from the Fund or its designee for filing or bear any liability arising out of the timely filing of such materials; nor shall TAM have any liability for monetary damages for the sale of securities in jurisdictions where Shares are not properly registered, or in jurisdictions where Shares are sold in excess of the lawfully registered amount unless such failure of proper registration or excess sales is due to the willful misfeasance, bad faith or negligence of TAM and provided TAM has requested such information from the Fund in a timely fashion.

Article  12       CONSEQUENTIAL DAMAGES.

       NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

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       As used in the preceding paragraph "incidental, indirect or consequential damages" means damages which do not flow directly from the act of the party or which arise from the intervention of special circumstances not ordinarily predictable, and does NOT include direct damages which arise naturally or ordinarily from a breach of contract.

Article  13       TERM AND TERMINATION.

       13.1 This Agreement shall be effective on the date first written above and shall continue for a period of three (3) years (the "Initial Term").

       13.2 Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Fund or TAM provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days and not more than one-hundred eighty (180) days prior to the expiration of the Initial Term or the then current Renewal Term.

       13.3 In the event a termination notice is given by the Fund, all expenses associated with movement of records and materials and conversion thereof to a successor Fund will be borne by the Fund.

       13.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If the material failure is one for which the Non-Defaulting Party has previously given the Defaulting Party notice as provided in the previous sentence, the Agreement may be terminated by the Non-Defaulting Party upon thirty (30) days written notice without giving the Defaulting Party a second opportunity to cure such material failure. If TAM is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of TAM with respect to services performed prior to such termination of rights of TAM to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

       13.5 Notwithstanding anything contained in this Agreement to the contrary and except as provided in Section 13.4, should the Fund desire to move any of the services provided by TAM hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or should the Fund or any of its affiliates take any action which would result in TAM ceasing to provide administration services to the Fund or the Fund prior to the expiration of the Initial or any Renewal Term, TAM shall make a good faith effort and use all commercially reasonable efforts to facilitate the conversion on such prior date, however, there can be no guarantee that TAM will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, should services be converted to a successor service provider or should the Fund or any of its affiliates take any action which would result in TAM ceasing to

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provide administration  services to the Fund or the Fund prior to the expiration of the Initial or any Renewal Term, the payment of fees to TAM as set forth herein shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained with TAM until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to TAM.

Article  14       ADDITIONAL PORTFOLIOS

       14.1 In the event that the Fund establishes one or more Portfolios in addition to those identified in Schedule A, with respect to which the Fund desires to have TAM render services as sub-Fund under the terms hereof, the Fund shall so notify TAM in writing, and if TAM agrees in writing to provide such services, Schedule A shall be amended to include such additional Portfolios. If after good faith negotiations, the parties are unable to agree upon the conditions upon which TAM will service the new Portfolio, either party shall have the right to terminate this Agreement upon sixty (60) days written notice to the other party.

Article  15       CONFIDENTIALITY.

       15.1 The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Fund and TAM shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential
Information of the other as it would exercise to protect its own confidential information of a similar nature. The Fund and TAM shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Fund and TAM may, however, disclose Confidential Information to their respective parent corporation, their respective affiliates, their subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. The Fund and TAM may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 15.1. Notwithstanding the previous sentence, in no event shall either the Fund or TAM disclose the Confidential Information to any competitor of the other without specific, prior written consent.

       15.2   Proprietary Information means:

              (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, portfolio holdings and internal performance results relating to the past, present or future business activities of the Fund or TAM, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

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              (b)    any scientific or technical information,  design,  process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or TAM a competitive advantage over its competitors; and

              (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

       15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

       15.4 The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

              (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

              (b) Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

              (c) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

              (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

              (e) Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Confidential Information disclosed under this Agreement.

Article  16       FORCE MAJEURE; EXCUSED NON-PERFORMANCE.

       No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (provided that the employees' demands are not reasonable and within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In addition, no party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent that such default or delay is caused, directly or indirectly, by the actions or inactions of the other party. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 17        ASSIGNMENT AND SUBCONTRACTING.

       This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that TAM may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. TAM may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by TAM but shall not be relieved of its obligations and responsibilities hereunder by reason of such engagement.

Article 18        ARBITRATION.

       18.1 Any claim or controversy arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in New York, New York in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply.

       18.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

       18.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article 18.

Article  19       NOTICE.

       Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or TAM, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Fund:

                  767 Third Avenue
                  New York, New York 10017
                  Attention:  W. James Hall, General Counsel

                  To TAM:

                  767 Third Avenue
                  New York, New York 10017
                  Attention:  David Barse

Article 20        GOVERNING LAW/VENUE.

       The laws of the State of New York, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement.

Article 21        COUNTERPARTS.

       This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 22        CAPTIONS.

       The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 23        PUBLICITY.

       Neither TAM nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 24        RELATIONSHIP OF PARTIES/NON-SOLICITATION.

       24.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

Article 25        ENTIRE AGREEMENT; SEVERABILITY.

       25.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against TAM unless said writing is executed by an officer of TAM. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

       25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

       IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.


                                    THIRD AVENUE MANAGEMENT LLC

                                    By: /s/ DAVID M. BARSE

                                    Name:   DAVID M. BARSE

                                    Title:  PRESIDENT



                                    THIRD AVENUE TRUST


                                    By: /s/ DAVID M. BARSE

                                    Name:   DAVID M. BARSE

                                    Title:  PRESIDENT

                                   SCHEDULE A

                               LIST OF PORTFOLIOS

                             Third Avenue Value Fund
                        Third Avenue Small-Cap Value Fund
                       Third Avenue Real Estate Value Fund
                      Third Avenue International Value Fund

                                   SCHEDULE B

                                  DUTIES OF TAM

SERVICES RELATED TO ADMINISTRATION

       BLUE SKY ADMINISTRATION

       o  Receiving daily sales figures.

       o Receiving daily sales figures broken down by state from Charles Schwab or other mutual fund marketplaces (if applicable).

       o Produce daily warning report for sales in excess of pre-determined percentage.

       o  Analyze all sales data to determine trends within any state.

       o  Produce and mail the following  required filings:

              o  initial   filings  -  produce  all  required  forms   including
                 notification of SEC effectiveness.

              o renewals - produce all renewal documents and mail to states, including follow-up to ensure all is in order to continue selling in states.

              o sales reports - produce all relevant sales reports for the states and complete necessary documents to properly file sales reports with states.

              o prospectus filings - file all copies of definitive SAI and prospectuses with the states which require notification.

              o post-effective amendment filing - file all post-effective amendments with the states which require notification, as well as any other required documents.

       o On demand additional states - complete filing for any states that the Fund would like to add.

       o Amendments to current permits - file in a timely manner any amendment to registered share amounts.

       o Update and file hard copy of all data pertaining to individual permits.

       PROCESSING AND PAYMENT OF BILLS

       o Centralized contact to receive all invoices for Fund operating expenses.

       o  Voucher invoices for authorization / money movement instructions

       o  Distribution of approved vouchers for payment / recording

       o  Monitoring bank statement for appropriate money movement and timing

       o  Ensure proper wire instructions for expenses paid by wire transfer

       o  Coordinate mailing of checks to various vendors

       COMPLETION OF INDUSTRY QUESTIONNAIRES

       o  Preparation   of  monthly  and   quarterly   questionnaires   directly
          associated with the operations of the Portfolios,

       o Ensuring timely receipt by rating agencies of information for which the Administrator is responsible.

       o The Administrator will provide Prudential monthly download and file transfer.

       PREPARATION OF QUARTERLY REPORTS

       o Preparation of Schedule of Investments for the Portfolios' fiscal quarter ends.

       o  Coordination to receive market/Fund  commentary from Funds' adviser.

       o  Centralized area to receive and implement comments and changes.

       o  Coordination and timing with printer.

       o  Review content of draft copies prior to printing.

       PREPARATION OF SEMI-ANNUAL REPORTS AND ANNUAL REPORTS

       o  Preparation  of  Schedule  of  Investments,  Statements  of Assets and
          Liabilities,   Operations  and  Changes,   Financial   Highlights  and
          Footnotes to Financial Statements.

       o Contact for auditors regarding questions / comments relating to the Financial Statements / process.

       o Timely delivery of properly formatted tape of registered shareholders to ADP for quarterly report mailing.

       o Centralized contact for receipt of president's letter, audit opinion letter and letter of internal controls.

       o  Centralized area to receive and implement comments and changes.

       o  Coordination and timing with printer.

       o  Review content of draft copies prior to printing.

       o  Average Net Assets / Ratio Analysis.

       MANAGEMENT REPORTING

       o  Daily,  Schedule of Investment Report delivered  electronically

       o Daily, Market Capitalization Report for the Small-Cap Value Fund, delivered electronically.

       COMPLETION AND FILING OF N-SARS

       o  Preparation of N-SARs semi-annually.

       o  Preparation of Financial Data Sheet to facilitate EDGAR filing.

       o  Filing of N-SARs.

       STATE AND LOCAL TAX INFORMATION

       o  Distribution notice to brokers.

       o  Calcuation of US Treasury / Agency percent of ordinary distribution.

       o  Massachusetts holding period / realized gains.

       o  South Carolina holding period / realized gains.

       o  Florida intangible tax.

       o  Preparation of 1099-DIV insert cards.

       o  Coordination with printer, mailroom for 1099-DIV insert cards.

       o  Review of 1099-DIV insert prior to printing.

       o Calculation of Corporate Dividends Received Deduction percentage to submit to audit firm for review.

       REGULATORY COMPLIANCE

       Compliance - Federal Investment Company Act of 1940

              1.     Review, report and renew

                     a.     investment advisory contracts

                     b.     fidelity bond

                     c.     underwriting contracts

                     d.     administration contracts

                     e.     accounting contracts

                     f.     custody administration contracts

                     g.     transfer agent and stockholder services

              2.     Filings

                     a.     N-1A  (prospectus),   post-effective  amendment  and
                            supplements ("stickers")

                     b.     24f-2 indefinite registration of shares

                     c.     filing fidelity bond under 17g-1

                     d.     filing stockholder reports under 30b2-1

              3.     Annual   updates   of    biographical    information    and
                     questionnaires for Trustees and Officers

       CORPORATE BUSINESS AND STOCKHOLDER/PUBLIC INFORMATION

       A.     Trustees/Management

              1.     Preparation of meetings

                     a.     agendas - all necessary items of compliance

                     b.     arrange and conduct meetings

                     c.     prepare minutes of meetings

                     d.     keep attendance records

                     e.     maintain corporate records/minute book

       B.     Coordinate Proposals

              1.     Printers

              2.     Auditors

              3.     Literature fulfillment

              4.     Insurance

       C.     Maintain Corporate Calendars and Files

       D.     Release Corporate Information

              1.     To stockholders

              2.     To financial and general press

              3.     To industry publications

                     a.     distributions (dividends and capital gains)

                     b.     tax information

                     c.     changes to prospectus

                     d.     letters from management

                     e.     funds' performance

       E.     Communications to Stockholders

              1.     Coordinate    printing   and    distribution   of   annual,
                     semi-annual, quarterly reports and prospectus

       FINANCIAL AND MANAGEMENT REPORTING

       A.     Income and Expenses

              1.     Monitoring of expenses and expense accruals (monthly)

              2.     Checking Account Reconciliation (monthly)

              3. Calculation of advisory fee and reimbursements to Fund (if applicable)

              4.     Calculation of average net assets.

       B.     Distributions  to  Stockholders

              1.     Projections of distribution amounts

              2. Calculations of dividends and capital gain distributions (in conjunction with the Funds and their auditors)

                     a.     compliance with income tax provisions

                     b.     compliance with excise tax provisions

                     c.     compliance with Investment Company Act of 1940

       C.     Financial   Reporting

              1. Liaison between fund management, independent auditors and printers for stockholder reports

              2.     Preparation  of  financial   statements  for  required  SEC
                     post-effective filings (if applicable)

              3.     Portfolio turnover calculations

              4.     Calculation of Fund performance

       D.     Subchapter M Compliance (monthly)

              1.     Asset diversification test

              2.     Short/short test

       E.     Other Financial Analyses

              1.     Upon  request from fund  management,  other  budgeting  and
                     analyses  can  be   constructed   to  meet  specific  needs
                     (additional fees may apply)

              2.     Sales information, portfolio turnover (monthly)

              3.     Assist   independent   auditors   on  return   of   capital
                     presentation, excise tax calculation

              4.     Performance (total return) calculation (monthly)

              5. IRS Form 1099 Miscellaneous preparation, mailing & IRS filing

              6.     Analysis  of  interest  derived  from  various   Government
                     obligations (annual) (if interest income was distributed in a calendar year)

       F.     Review and Monitoring Functions (monthly)

              1. Review expense and reclassification entries to ensure proper update

              2. Perform various reviews to ensure accuracy of subscription/liquidation schedules, Accounting (the monthly expense analysis) and Custody (review of daily bank statements to ensure accurate money movement).

              3.     Review accruals and expenditures where applicable

                                   SCHEDULE C

                                  FEE SCHEDULE

       For the services to be rendered, the facilities to be furnished and the payments to be made by TAM, as provided for in this Agreement, the Fund will pay TAM on the first business day of each month a fee for the previous month at the rates listed below.


FUND ADMINISTRATION

$170,000 per annum plus an amount equal to 50% of the difference between (i)(x) $186,000 plus (y) an amount equal to .01% of the Fund's average net assets in excess of $1 billion minus (ii) $170,000, plus $65 per permit for Blue Sky services

MISCELLANEOUS CHARGES

The Fund shall be charged for the following products and services as applicable:

          o  Ad hoc reports

          o  Ad hoc SQL time

          o  Materials for Rule 15c-3 Presentations

          o  COLD Storage

          o  Digital Recording

          o  Microfiche/microfilm production

          o  Magnetic media tapes and freight

          o Pre-Printed Stock, including business forms, certificates, envelopes, checks and stationary

FEE ADJUSTMENTS

After the one year anniversary of the effective date of this Agreement, TAM may adjust the fees described in the above sections once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Company's monthly fees (or the Effective Date absent a prior such adjustment).

PROGRAMMING COSTS (TO THE EXTENT REQUESTED BY THE FUND)

The following programming rates are subject to an annual 5% increase after the one year anniversary of the effective date of this Agreement.

       (a)  Dedicated Team:      Programmer:                $100,000 per annum
                                 BSA:                       $ 85,000 per annum
                                 Tester:                    $ 65,000 per annum

       (b)                       System  Enhancements       $150.00 per/hr per
                                 (Non Dedicated Team):      programmer

                                   SCHEDULE D

                             OUT-OF-POCKET EXPENSES


The Fund shall reimburse TAM monthly for applicable out-of-pocket expenses, including, but not limited to the following items:


       o  Postage - direct pass through to the Fund

       o  Telephone  and  telecommunication   costs,   requested  by  the  Fund,
          including all lease, maintenance and line costs

       o  Shipping, Certified and Overnight mail and insurance

       o  Terminals,  communication lines,  printers and other equipment and any
          expenses   incurred  in  connection  with  such  terminals  and  lines requested by the Fund

       o  Duplicating services

       o  Courier services

       o  Overtime, as approved by the Fund

       o  Temporary staff, as approved by the Fund

       o  Travel and entertainment, as approved by the Fund

       o Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors

       o  Third party audit reviews

       o  Vendor set-up charges for services

       o  EDGAR filing fees

       o  Vendor pricing comparison

       o  Such other expenses as are agreed to by TAM and the Fund

       The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with TAM. In addition, the Fund will promptly reimburse TAM for any other unscheduled expenses incurred by TAM whenever the Fund and TAM mutually agree that such expenses are not otherwise properly borne by TAM as part of its duties and obligations under the Agreement.